Exhibit 6.3


                               FIRST AMENDMENT TO
                              SUB-LICENSE AGREEMENT
                                     BETWEEN
                    BIODELIVERY SCIENCES INTERNATIONAL, INC.
                                       AND
                          BIORAL NUTRIENT DELIVERY, LLC

         This First Amendment to Sub-License Agreement, effective as of April 1, 2003, is to the Sub-License Agreement (the "Sub-License Agreement") entered into by and between BioDelivery Sciences International, Inc. ("BDSI") and Bioral Nutrient Delivery, LLC (the "BND") (each, individually, a "Party" and collectively, the "Parties") dated effective as of April 1, 2003. All capitalized terms used but not defined in this amendment shall having the meanings ascribed to such terms in the Sub-License Agreement.

         The Parties, pursuant to Section 11.6 of the Sub-License Agreement, hereby agree to amend the Sub-License Agreement as follows:

         1. Amendment to Recitals. The recital clauses to the Sub-License Agreement are hereby amended by deleting them in their entirety and replacing them with the following:

         "WHEREAS,  BDSI has rights to certain Licensed Technology  (hereinafter
defined)   relating  to   cochleates,   cochleate   derivatives,   geodes,   and
proteoliposomes, and nano-encapsulation;

         WHEREAS, BND recognizes that the Licensed Technology represents a valuable means of delivering for the use and/or sale in the delivery of Nutrients (hereinafter defined) in the personal care product and processed food and beverage industries for both human and Animal (hereinafter defined) consumption;

         WHEREAS,  BDSI has limited  resources and currently  wishes to focus on
developing  its  Licensed   Technology  in  the   pharmacological   and  medical
application fields;

         WHEREAS, BND wishes to enter into an exclusive sublicense agreement (with the right of BND to further sublicense as provided for herein) with BDSI for all opportunities in the personal care product and processed food and beverage industries for both human and Animal consumption which utilizes the Licensed Technology and/or Licensed Patents in the Field (hereinafter defined) from BDSI in order to seek opportunities to develop relationships with Sublicensees (hereinafter defined) with the capability to research, develop and commercialize Consumable Products (hereinafter defined) made in accordance therewith; and

         WHEREAS, BDSI is willing to grant such sublicenses to BND under the terms and conditions set forth in this Agreement."

         2. Amendment to Definition of "Consumable Products". Section 1.5 is hereby amended by deleting it in its entirety and replacing it with the following:


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

         "1.5 "Consumable Products" shall mean any cochleate, cochleate derivative, geodate and/or proteoliposome combined with a Nutrient developed for human or Animal use or consumption that is: (i) based upon, derived from, identified through or related to any Licensed Technology; and (ii) covered by one or more Licensed Patents and would infringe a Valid Claim thereof."

         3. Amendment to Definition of "Field". Section 1.7 is hereby amended by deleting it in its entirety and replacing it with the following:

         "1.7 "Field" shall mean delivery of Consumable Products to all living systems for personal care, processed food or beverage applications for both human and Animal consumption. Consumable Products in personal care applications include, for example, shampoos, conditioners, soaps, deodorants, hair dyes, hair care products, body washes, wipes, shaving products, perfumes, cosmetics, cleansers, toothpaste, and mouthwashes."

         4. Amendment to Definition of "Licensed Technology". Section 1.10 is hereby amended by deleting it in its entirety and replacing it with the following:

         "1.10 "Licensed Technology" shall mean any and all non-patented, proprietary information, including, but not limited to, all patentable and non-patentable inventions, improvements, discoveries, claims, formulae, processes, methods, trade secrets, technologies, data and know-how owned, licensed or controlled by BDSI or to which BDSI has the right to grant licenses or sublicenses before or during the term of this Agreement related to the cochleate, cochleate derivatives, proteoliposome, geode and nano-encochleation technology described in Exhibit B hereto or derived from any Sponsored Research Program (hereinafter defined)."

         5. Amendment to Definition of "Nutirent". Section 1.12 is hereby amended by deleting it in its entirety and replacing it with the following:

         "1.12 "Nutrient" shall mean anything added to foodstuffs, beverages, and personal care products, and thought to be health promoting or consumer satisfying including vitamins, minerals, anti-oxidants, phytochemicals, zoochemicals, GRAS-designated chemicals, fatty acids, and flavorings. Nutrients however, does not include nutraceuticals, supplements, vitamin products, and over-the-counter and prescription pharmaceuticals."

         6. Amendment to Section 3.1. Section 3.1 is hereby amended by deleting it in its entirety and replacing it with the following:

         "3.1 Grant of License. Subject to the terms and conditions of this Agreement, BDSI hereby grants to BND an exclusive license throughout the Territory, with the right to grant sublicenses (subject to Sections 3.4 and 3.5), to make, use or sell Licensed Products in the Field. In addition, subject to the terms and conditions of this Agreement, BDSI hereby grants to BND an exclusive license throughout the Territory, with the right to grant sublicenses (subject to Sections 3.4 and 3.5), to use BDSI's registered BIORAL trademark and/or BDSI's GEODE, NANOGEODE and BIOGEODE trademarks in connection with the creation of Consumable Products in the Field."


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         7. Amendment to Section 3.3.  Section 3.3 is hereby amended by deleting it in its entirety and replacing it with the following:

         "3.3 Primary Purpose; Consumable Product Approval; Trademark Approval. It is understood and agreed that the primary purpose of this Agreement is to enable BND to seek out and secure arrangements with Sublicensees who will, in turn, sublicense the Licensed Technology from BND to create Consumable Products. It is not intended that BND will itself develop, manufacture, produce, distribute, market or sell any Consumable Products. However, in the event that BND seeks to develop or sublicense a Consumable Product, prior to developing or sublicensing such Consumable Product, BND will notify BDSI in writing regarding the identity of such Consumable Product and BND's intent to develop or sublicense the same ("Product Development Notification"). BDSI shall notify BND in writing of its consent to BND's request to develop a Consumable Product within sixty (60) days of receipt of a Product Development Notification. In the event that BDSI fails to provide a written response to BND within such 60-day period, then BDSI shall be deemed to have consented to BND's request to develop a Consumable Product. BND agrees that such consent may be granted or withheld in BDSI's sole discretion. In addition, from time to time at the request of BDSI, BND and any Sublicensees will provide to BDSI specimens of use of BDSI's trademarks, and BDSI shall have the right to make reasonable modification or similar requests related to use of such trademark."

         8. Amendment to Section 6.3. Section 6.3 is hereby amended by deleting it in its entirety and replacing it with the following:

         "6.3 Notification of Infringement. If either Party learns of an infringement or threatened infringement by a Third Party of any Licensed Patent granted hereunder within the Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement. Section 6.4 shall then be applicable."

         9. No Further Amendment. Except as amended hereby, the Sub-License Agreement shall remain unchanged and in full force and effect.




                            [Signature Page Follows]


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


         IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to Sub-License Agreement to be executed by their duly authorized representatives.


                             BIODELIVERY SCIENCES INTERNATIONAL, INC.


                                    /s/ Francis E. O'Donnell, Jr.
                             By: __________________________________
                                    Name:  Francis E. O'Donnell, Jr., M.D.
                                    Title:    President and CEO


                             BIORAL NUTRIENT DELIVERY, LLC


                                      /s/ James A. McNulty
                             By:  __________________________________
                                    Name:  James A. McNulty
                                    Title:   Secretary, Treasurer and CFO



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